Exhibit (2)(d)

          [TEXAS UTILITIES COMPANY Logo]                       News Release
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               NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
               IN OR INTO CANADA, AUSTRALIA OR JAPAN


                                                              17 MARCH 1998

                               TEXAS UTILITIES COMPANY
                               -----------------------
                                      OFFER FOR
                                 THE ENERGY GROUP PLC


              TEXAS UTILITIES HOLDS 21.96 PER CENT. OF THE ENERGY GROUP

          Texas Utilities announces that, following the receipt yesterday of US regulatory clearance to do so, it has today acquired a further 36.9 million Energy Group Shares at 840 pence per share, representing approximately 7.1 per cent. of The Energy Group's issued share capital, and now holds 114.4 million Energy Group Shares, representing approximately 21.96 per cent. of The Energy Group's issued share capital.

          Enquiries:

           TEXAS UTILITIES COMPANY
           David Anderson (Investors)       Telephone:  +1-214-812 4641
           Joan Hunter (Press)              Telephone:  +1-214-812 4071

           LEHMAN BROTHERS INTERNATIONAL    Telephone:  +44-171-601 0011
           Richard Collier
           Anthony Fobel
           MERRILL LYNCH INTERNATIONAL      Telephone:  +44-171-628 1000
           Justin Dowley
           Lewis Lee
           Martin Falkner

           MERRILL LYNCH CORPORATE BROKING  Telephone:  +44-171-772 1000
           Mike Gibson
           Stephen Robinson

           FINANCIAL DYNAMICS               Telephone:  +44-171-831 3113
           Nick Miles
           Andrew Dowler

          The definitions set out in the offer document dated 10 March 1998 apply in this announcement.

          The Texas Utilities Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

          Lehman Brothers and Merrill Lynch, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Texas Utilities and TU Acquisitions and no one else in connection with the Texas Utilities Offer and will not be responsible to anyone other than Texas Utilities and TU Acquisitions for providing the protections afforded to their respective customers or for providing advice in relation to the Texas Utilities Offer or any other matter referred to herein. Lehman Brothers and Merrill Lynch are acting through Lehman Brother Inc. and Merrill Lynch & Co., respectively, for the purposes of making the Texas Utilities Offer in the United States.

          END